EXHIBIT 3.1

www.sos.state.oh.us e-mail: busserv@sos.state.oh.us	Prescribed by:	Expedite this Form: (Select one)

	The Ohio Secretary of State	Mail Form to one of the Following:

	Central Ohio: (614) 466-3910	● Yes	PO Box 1390
	Toll Free: 1-877-SOS-FILE (1-877-767-3453)		Columbus, OH 43216
*** Requires an additional fee of $100 ***

		O No	PO Box 1028
Columbus, OH 43216

Certificate of Amendment by
Shareholders or Members
(Domestic)
Filing Fee $50.00
(CHECK ONLY ONE (1) BOX)

(1) Domestic for Profit	PLEASE READ INSTRUCTIONS	(2) Domestic Nonprofit
☐ Amended	☑ Amendment	☐ Amended	☐ Amendment
(122-AMAP)	(125-AMDS)	(126-AMAN)	(128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation	R. G. Barry Corporation

Charter Number	631200

Name of Officer	Jose G. Ibarra

Title	Senior Vice President-Finance and Chief Financial Officer

☑    Please check if additional provisions attached.
The above named Ohio corporation, does hereby certify that:

☑ A meeting of the	☑ shareholders	☐ directors ( nonprofit amended articles only)

☐ members was duly called and held on	November 4, 2010

(Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise 88.35 % as the voting power of the corporation.
☐	In a writing signed by all of the ☐ shareholders ☐ directors (non-profit amended articles only)

☐	members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

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All of the following information must be completed if an amended box is checked. If an amendment box is checked, complete the areas that apply.

FIRST: The name of the corporation is:	R. G. Barry Corporation

SECOND: The place in the State of Ohio where its principal office is located is in the City of:

(city, village or township)	(county)
THIRD:       The purposes of the corporation are as follows:

FOURTH: The number of shares which the corporation is authorized to have outstanding is:

(Does not apply to box (2))

REQUIRED Must be authenticated	/s/ Jose G. Ibarra	11/5/2010
(signed) by an authorized representative	Authorized Representative	Date
(See Instructions)	Jose G. Ibarra

(Print Name)
Senior Vice President-Finance

and Chief Financial Officer

	Authorized Representative	Date

(Print Name)

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OH009 - 4/09/2007 C T System Online	Page 2 of 2	Last Revised: May 2002

ADDITIONAL PROVISIONS TO THE CERTIFICATE OF AMENDMENT
OF THE ARTICLES OF INCORPORATION
OF
R. G. BARRY CORPORATION
The current Article SIXTH of the Articles of Incorporation of R. G. Barry Corporation, as amended, is deleted in its entirety, and replaced with the following:
SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than six nor more than twelve directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into two classes, designated Class I and Class II. The election of each class of directors shall be a separate election. The total number of directors constituting the entire Board of Directors shall be apportioned between the classes, with each class consisting of, as nearly as possible, one-half of the total number of directors constituting the entire Board of Directors. Each class shall consist of at least three directors. Until changed in accordance with this Article SIXTH, the number of directors of the Corporation shall be eight.
At the 2010 annual meeting of shareholders, (A) one director shall be elected for a term of one year and shall become a member of Class I (with all of the other directors whose terms will expire at the annual meeting of shareholders for 2011) and (B) one director shall be elected for a term of two years and shall become a member of Class II (with all other directors whose terms will expire at the annual meeting of shareholders for 2012). At each succeeding annual meeting of shareholders beginning in 2011, successors to the class of directors whose term expires at that annual meeting shall be elected for a two-year term. If the number of directors is changed, any increase or decrease shall be apportioned between the classes so as to maintain the number of directors in each class at no less than three, as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors, and any other vacancy occurring in the Board of Directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.
All the directors or all the directors of a particular class, or any individual director, may be removed from office only for cause, by the affirmative vote of the holders of at least 80 percent of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as defined in Article SEVENTH), voting together as a single class, present in person or represented by proxy and entitled to vote in respect thereof, at an annual meeting or at any special meeting duly called. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to cause a vacancy in the Board of Directors.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Capital Stock (as defined in Article SEVENTH) issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.
Nomination for election to the Board of Directors of the Corporation at a meeting of shareholders by any shareholder of the Corporation shall be made by notice in writing delivered or mailed by first class United States mail postage prepaid, to the Secretary of the Corporation, and received by the Secretary not less than 30 days nor more than 60 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 35 days’ notice of the meeting is given to shareholders, such nomination shall have been mailed or delivered to the Secretary of the Corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notice shall set forth as to each proposed nominee who is not an incumbent director (i) the name, age, business address and, if known, the residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of Capital Stock that are beneficially owned by each such nominee and by the nominating shareholder; and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Section 14(a) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), (or any subsequent provisions replacing the Exchange Act), and such notice shall be accompanied by the written consent of the proposed nominee to serve as a director. This paragraph shall not be applicable to nominations for election to the Board of Directors of the Corporation that are made by the Board of Directors or the nominating committee of the Board of Directors.
The chair of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.
Notwithstanding any other provision of these Articles of Incorporation or the Regulations of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law or in any agreement with any national securities exchange or any other provision of these Articles of Incorporation or the Regulations of the Corporation), the affirmative vote of the holders of at least 80 percent of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, present in person or represented by proxy and entitled to vote in respect thereof, given at an annual meeting or at any special meeting duly called, shall be required to amend, alter, change or repeal, or adopt any provisions inconsistent with, this Article SIXTH; provided that this paragraph shall not apply to, and such 80 percent vote shall not be required for, any amendment, alteration, change, repeal or adoption unanimously recommended by the Board of Directors of the Corporation if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Paragraph III of Article SEVENTH.